EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-225948 of Liberty Energy Inc. on Form S-8 of our report dated June 26, 2025, relating to the financial statements and supplemental schedule of Liberty Energy Services 401(k) Savings Plan (Formerly known as Liberty Oilfield Services 401(k) Savings Plan) appearing in this Annual Report on Form 11-K of Liberty Energy Services 401(k) Savings Plan (Formerly known as Liberty Oilfield Services 401(k) Savings Plan) for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Denver, Colorado
June 26, 2025